Exhibit 99.1

Yunhong International Confirms Funding

to Extend Period to Consummate Initial Acquisition

NEW YORK, February 16, 2021 /ACCESSWIRE/— Yunhong International (NASDAQ: ZGYH) (the "Company" or "Yunhong") today announced that an aggregate of $690,000 has been deposited into the Company’s trust account for its public shareholders (the “Trust Account”), representing $0.10 per public share, which enables the Company to extend the period of time it has to consummate its initial business combination by three months to May 18, 2021.

Prior to the extension, the Company signed a non-binding letter of intent with, and is negotiating a definitive acquisition agreement with, a target company that is a leading manufacturer of zero emissions commercial vehicles and which has a large footprint in Asia. The target company has production-ready customized solutions for fleet purchasers of trucks, by offering dual propulsion systems which gives its customers a choice between electric and hydrogen fuel cell vehicles. With attractive market tailwinds, industry-leading technology, and an innovative customer-acquisition model, Yunhong’s management believes that the target company is well positioned to disrupt the global electric vehicle industry. The target company expects to have its first trucks in the market before the end of the 2021 fiscal year.

Completion of the transaction is subject to, among other things, the completion of due diligence, the negotiation and execution of a definitive agreement providing for the transaction, satisfaction of the conditions negotiated therein and approval of the transaction by the Company's stockholders. Accordingly, there can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated.

About Yunhong

Yunhong International is a newly incorporated blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Although it is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, the Company believes it is particularly well-positioned to capitalize on growing opportunities created by consumer/lifestyle businesses that have their primary operations in Asia.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including its intention to enter into a definitive agreement and the expected date that the target company will likely put vehicles into the market. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Patrick Orlando

Yunhong international

19/f decheng center 124 zhongbei road

Wuhan-hubei f4 430000

M: +1 (305) 924-1513